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PROSPECTUS SUPPLEMENT #10                       FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED JUNE 7, 2000)                    REGISTRATION NO. 333-32228

                              [EXCITE @HOME LOGO]
                              AT HOME CORPORATION
                         $500,000,000 PRINCIPAL AMOUNT
                 4 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2006

                        SHARES OF SERIES A COMMON STOCK
                     ISSUABLE UPON CONVERSION OF THE NOTES
                           -------------------------

This prospectus supplement relates to the resale by the holders of 4 3/4% Convertible Subordinated Notes due 2006 of Excite@Home and the shares of Series A common stock of Excite@Home issuable upon the conversion of the notes.

You should read this prospectus supplement in conjunction with the prospectus dated June 7, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given to them in the prospectus.

The information in the table appearing under the heading "Selling
Securityholders" in the prospectus is superseded in part by the information appearing in the table below:

                                PRINCIPAL AMOUNT OF
                                NOTES BENEFICIALLY     PERCENTAGE     SHARES OF SERIES A    SHARES OF SERIES A
                                    OWNED THAT          OF NOTES         COMMON STOCK          COMMON STOCK
             NAME                   MAY BE SOLD        OUTSTANDING    BENEFICIALLY OWNED     THAT MAY BE SOLD
             ----               -------------------    -----------    ------------------    ------------------
Fidelity Financial Trust:
Fidelity Convertible
  Securities Fund.............      $6,000,000             1.2%           1,571,106*             106,164
BT Equity Opportunities.......      $  500,000              **                8,847                8,847
BT Equity Strategies..........      $  500,000              **                8,847                8,847
BSI SA........................      $  140,000              **                2,477                2,477

-------------------------
 * Includes $10,300,000 principal amount at maturity of our Convertible Subordinated Debentures due 2018, which are convertible into 134,930 shares of our Series A common stock, held by Fidelity Financial Trust: Fidelity Convertible Securities Fund, and 1,330,012 shares of our Series A common stock held by entities affiliated with Fidelity Financial Trust: Fidelity Convertible Securities Fund.

** Less than 1%
                           -------------------------

INVESTING IN OUR CONVERTIBLE SUBORDINATED NOTES OR OUR SERIES A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this prospectus supplement is September 28, 2000.